Exhibit 10.1


            Employment Agreement between the Company and Joe J. Lynn


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February 12, 1997                                        Personal & Confidential


Mr. Joe Lynn
19153 Brooke Grove Ct.
Gaithersburg, Md.  20879

Dear Joe:

                  This will confirm our agreement, retroactive to January 1, 1997, to supersede your existing employment agreement, dated December 16, 1996, with Microlog Corporation (the "Corporation") and to provide that the terms of your continued employment with the Corporation shall be as set forth in this letter. Please confirm your acceptance of these terms by signing at the space provided on the last page of this letter.

                  1.       Duties and Responsibilities.

                  You are to be employed as the Chief Development Officer of the Corporation. You will report to the Board of Directors and will perform such duties as the Board of Directors may from time to time reasonably direct. However, you acknowledge and agree that the general management and direction of the Corporation, its employees and affairs will be vested in the chief executive officer, and you will work cooperatively with the chief executive officer in the performance of your duties. Your powers as an officer of the Corporation will be set forth in resolutions of the Board of Directors and/or amendments to the Bylaws of the Corporation regarding the duties and powers of the Chief Development Officer. During the term of this Agreement, there shall be no material increase or decrease in your duties and responsibilities otherwise than as provided herein, unless the parties otherwise agree in writing. The Corporation agrees that you may, in the course of your activities on behalf of the Corporation, present yourself as a president emeritus of the Corporation.

                  2.       Compensation.

                  Your compensation for each year during the term of this Agreement shall be equal to the following: (a) the sum of $80,000 for 1997, $84,000 for 1998 and $88,200 for 1999 (the "Base Amount"), plus (b) the sum of $93,779.70 per annum for 1997, 1998 and 1999 (the "Additional Amount").

                  The parties acknowledge that the Additional Amount was determined by computing the present value of a hypothetical stream of payments of $6,666.67 per month that would commence upon conclusion of your employment hereunder and continue for five years, paid in installments over the term of this Agreement. However, the parties agree that the Additional Amount represents an agreed amount for purposes of this Agreement, and that any issues or disputes that may arise hereafter concerning the determination of the Additional Amount or the calculation thereof shall in no way affect the Additional Amount payable hereunder.

                  Both the Base Amount and the Additional Amount will be payable in 24 substantially equal semi-monthly installments, less normal withholdings and deductions, subject to reduction pursuant to Section 5 below. You will be entitled to paid vacation in accordance with the Corporation's standard vacation policy for employees. You shall be entitled to participate in all benefit plans which are generally available to the Corporation's employees, and those available to executive officers of the Corporation, but not including participation in the incentive stock option plan or executive bonus plan. The Board reserves the right to address in the future whether, and under what conditions, it may choose to grant you a bonus, in the Board's discretion.

                  The Corporation shall continue the existing lease of a company car for your business and personal usage so long as you remain a full-time employee of the Corporation. Such lease will be at the Corporation's expense so long as you remain a full-time employee of the Corporation, and the Corporation will continue to pay all lease charges and related costs such as fuel, maintenance, insurance, and excess mileage charges. At the expiration of such lease in approximately 16 months, the Corporation will cease to be obligated to provide you with a company car or pay any such expenses.

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                  If the Board of  Directors  elects to purchase a policy of key man insurance on your life, you will cooperate fully with the Corporation on matters relating to such insurance. The Corporation will be the beneficiary of any such key man life insurance, unless otherwise agreed with you in writing.

                  3.       Board Membership.

                  You are presently serving as a director of the Corporation with a term expiring in 1998. You and the Corporation agree that no commitment has been made by either party concerning your standing for re-election, or being nominated by the Board of Directors for re-election, at the expiration of your current term of office as a director of the Corporation. In the event that you are nominated for re-election in 1998, it will be with the understanding that in the event you cease to serve as a full time employee of the Corporation prior to completion of your term as a director, you will, upon request of the Board, resign as a director.

                  4.       Term of Employment.

                  Your term of employment under this Agreement shall be from January 1, 1997 through December 31, 1999, unless earlier terminated as provided below. The Board of Directors may terminate your employment at any time with or without cause, and your employment shall terminate automatically in the event of your total incapacitation or death.

                  If your employment is terminated by the Board of Directors "for cause" at any time prior to the expiration of the term of your employment under this Agreement, you shall have no right to receive compensation or any other benefits from the Corporation for any period after termination for cause other than such vested retirement benefits to which you may be entitled under any qualified employee pension plan maintained by the Corporation, and any deferred compensation to which you may be entitled under prior deferred compensation agreements. The term "termination for cause" shall mean termination by the Corporation because of your gross incompetence, willful and intentional misconduct, breach of fiduciary duty in connection with your services involving personal profit, intentional failure to perform the duties of your office, willful violation of any law, rule or regulation other than minor traffic violations or similar offenses, or material breach of any provision of this Agreement. In no event, however, will a termination be deemed to be "for cause" unless, prior to such termination, the Board of Directors, after giving you reasonable notice, and the opportunity to be heard, shall have duly adopted a resolution approved by at least two thirds of its members finding that you have been guilty of specific conduct as described above, and further finding that the effect of such conduct has been materially adverse to the interests of the Corporation. In the event that you do not agree with such findings, the issue of whether the termination shall be "for cause" will be subject to binding arbitration under the "Employment Dispute Resolution" rules of the American Arbitration Association.

                  If your employment is terminated by the Board of Directors for any reason other than "for cause" at any time prior to the expiration of the term of your employment under this Agreement, you would be entitled to receive the following: (a) all semi-monthly payments of the Base Amount, plus all benefits or their equivalent value, for a period of one year following the date of such termination or until the end of the term of this Agreement, whichever occurs first, (b) the Additional Amount, for the remainder of the term of this Agreement and, for any portion of such period during which you are not entitled to receive the Base Amount, the Additional Amount shall be increased by $2,000 per month, and (c) such vested retirement benefits to which you may be entitled under any qualified employee pension plan maintained by the Corporation, plus any deferred compensation to which you may be entitled under prior deferred compensation agreements.

                  You agree that, following expiration of the term of this Agreement, you shall not be entitled to any further employment or consulting arrangements with the Corporation, and that no such arrangement that may be entered into shall be binding upon the Corporation unless approved by the Corporation's Board of Directors and set forth in writing signed by an authorized officer of the Corporation. The parties agree that it is the present expectation that you will retire following expiration of the term of this Agreement.

                  The separate letter agreement which the Corporation previously entered into with you regarding severance payments in the event of termination of your employment following a change in control is hereby terminated in its entirety.

                  5.       Full and Part-Time Status.


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                  Your  employment  hereunder  shall  be on a  full-time  basis, except as set forth below.

                  You shall have the right, upon 30 days notice to the Corporation (or such shorter period as may be necessitated by your health or personal circumstances), to assume part-time status under this Agreement. In such event, you may elect to work such number of hours and days per week as you may specify in a written notice to the Corporation, which shall not be less than 20 hours per week, except with the consent of the Corporation. If you elect part-time status, the Base Amount portion of your compensation and bonuses (but not the Additional Amount or benefits) shall be reduced proportionately based upon the ratio (the "Compensation Ratio") of the number of hours you elect to work to 40 hours per week. You may at any time during the term of this Agreement increase your work commitment (but the Compensation Ratio shall not exceed 1.00, regardless of the number of hours actually worked per week), or further reduce your work commitment within the parameters set forth above in this paragraph.

                  You shall have the right, upon reasonable notice to the Corporation, to assume consulting status under this Agreement. You may make such election for any reason, including as may be necessitated by your health or personal circumstances. In such event, you shall perform such consulting as may be reasonably requested by the Corporation during the remainder of the term of the Agreement. If you assume consulting status under this Agreement, the Base Amount portion of your compensation shall terminate, but the Additional Amount shall continue to be paid for the remainder of the term of the Agreement and (so long as your consulting status continues) shall be increased by $2,000 per month for the remainder of the term of the Agreement, and all benefits provided in this Agreement shall continue during the remaining term of this Agreement to the extent permitted under the applicable benefit plans.

                  If you become totally incapacitated during the term of this Agreement, the Base Amount portion of your compensation shall terminate. Payments of the Additional Amount shall terminate one year after such incapacity occurs or at the conclusion of the term of this Agreement, whichever occurs earlier, and all benefits provided in this Agreement shall continue during the remaining term of this Agreement to the extent permitted under the applicable benefit plans. If you die during the term of this Agreement, the Base Amount portion of your compensation and employee benefits shall terminate upon your death. Payments of the Additional Amount shall terminate one year after your death or at the conclusion of the term of this Agreement, whichever occurs earlier. You may designate a recipient of any Additional Amount payments to be made under this Agreement after your death by providing written notice to the Corporation; in the event no designation is made, such payments shall be payable to your estate.

                  In the event that you assume a part time status (or cease to work entirely, as necessitated by your health or with the approval of the Board, other than due to total incapacitation, which is addressed above), the Corporation shall continue to pay its current share of premiums required for you to participate in the Corporation's group health and hospitalization insurance plan and supplemental health coverage, during the term of this Agreement. If, consistent with the terms of those plans, the Corporation is unable or unwilling to provide coverage to you under any of such plans, the Corporation shall reimburse you for your reasonable actual out-of-pocket expenses in obtaining similar coverage. In addition, to the extent permitted under the Corporation's existing employee life insurance plan, you shall be allowed to continue your existing life insurance at your expense.

                  7.       Restrictive Covenants.

                  (a) During the term of this Agreement, and for a period of two years after termination of this Agreement, you shall not at any time (i) compete, directly or indirectly, on your own behalf or on behalf of any other person or entity, with the Corporation or any of its affiliates within the United States of America, its territories or the District of Columbia with respect to the business of the Corporation or any of its affiliates as such business shall be conducted on the date hereof or during the period of this Agreement, (ii) solicit or induce, directly or indirectly, on your own behalf or on behalf of any other person or entity, any employee of the Corporation or any of its affiliates to leave the employ of the Corporation or any of its affiliates; or (iii) solicit or induce, directly or indirectly, on your own behalf or on behalf of any other person or entity, any customer of the Corporation or any of its affiliates to reduce its business with the Corporation or any of its affiliates.

                  (b) You shall not at any time, directly or indirectly, on your own behalf or on behalf of any other person or entity, disclose any proprietary information of the Corporation or any of its affiliates to any other person or entity, and you shall not use any such proprietary information for your own personal advantage or make

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such information available to others for use, unless such information shall have come into the public domain other than through unauthorized disclosure.

                  (c) The ownership by you of not more than 10% of a corporation, partnership or other enterprise shall not constitute a violation hereof. You acknowledges that the restrictions contained in this Section 6 are reasonable. If however, any portion of this Section 6 is found by a court of competent jurisdiction to be invalid or unenforceable, but would be valid and enforceable if modified, this Section 6 shall apply with such modifications necessary to make this Section 6 valid and enforceable. Any portion of this
Section 6 not required to be so modified shall remain in full force and effect and not be affected thereby. You agree that the Corporation shall have the right of specific performance in the event of a breach by you of this Section 6.

                  Joe, on behalf of Microlog, we are pleased with your desire to continue your employment with the Corporation.


                                                 Yours truly,

                                                 Microlog Corporation


                                                 By: /s/ Richard A. Thompson
                                                    ------------------------
                                                    Richard A. Thompson
                                                    President


Accepted:


/s/ Joe J. Lynn
------------------------------
             Joe J. Lynn

Date:    13 February 1997
     -------------------------


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